                                                                   EXHIBIT 11(B)

                                Bingham Dana LLP
                               150 Federal Street
                                Boston, MA 02110

                               September 5, 2000



Morgan Lewis & Rockius LLP
1800 M Street, NW
Washington, DC 20036


     Re:  Nuveen Municipal Trust/Nuveen Intermediate
          Duration Municipal Bond Fund


Ladies and Gentlemen:

     We have acted as special Massachusetts counsel to Nuveen Municipal Trust, a Massachusetts business trust (the "Trust"), in connection with the Trust's Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission on or about September 5, 2000 (the "Registration Statement"), with respect to the shares of beneficial interest, par value $.01 per share (the "Shares") of its series Nuveen Intermediate Duration Municipal Bond Fund (the "Acquiring Fund") to be issued in exchange for all of the assets of Nuveen Intermediate Municipal Bond Fund, also a series of the Trust (the "Acquired Fund"), as described in the Registration Statement. You have requested that we deliver this opinion to you, as special counsel to the Trust, for use by you in connection with your opinion to the Trust with respect to the Shares.

     In connection with the furnishing of this opinion, we have examined the following documents:

          (a) a certificate of the Secretary of State of the Commonwealth of Massachusetts as to the existence of the Trust;

          (b) a copy, as filed with the Secretary of the Commonwealth of Massachusetts on July 1, 1996, of the Trust's Declaration of Trust and each amendment thereto as filed with the Secretary of the Commonwealth (the "Declaration");

          (c) a copy of the Trust's Amended and Restated Establishment and Designation of Series dated as of August 28, 2000 (the "Designation of Series");

Morgan Lewis & Bockius LLP
September 5, 2000
Page 2

          (d) a copy of the Trust's Establishment and Designation of Classes dated July 1, 1996 (the "Designation of Classes");

          (e) a certificate executed by an appropriate officer of the Trust, certifying as to, and attaching copies of, the Trust's Declaration, Designation of Series, Designation of Classes, By-Laws, and certain resolutions adopted by the Trustees of the Trust;

          (f) a printer's proof received on August 30, 2000 of the Registration Statement; and

          (g) a copy of the Agreement and Plan of Reorganization entered into by the Trust as of July 24, 2000, on behalf of the Acquiring Fund, providing for (a) the acquisition by the Acquiring Fund of all of the assets of the Acquired Fund in exchange for the Shares and the Acquiring Fund's assumption of all of the liabilities of the Acquired Fund and (b) the pro rata distribution of the Shares to the holders of the shares of the Acquired Fund in liquidation of the Acquired Fund, in the form included as Exhibit A to the draft Registration Statement referred to in paragraph (f) above (the "Agreement and Plan of Reorganization").

     In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the Registration Statement as filed with the Securities and Exchange Commission will be in substantially the form of the printer's proof referred to in paragraph (f) above, and that the Agreement and Plan of Reorganization has been duly completed, executed and delivered by the parties thereto in substantially the form of the copy referred to in paragraph (g) above.

     This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

     This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts as applied by courts located in such Commonwealth, to the extent the same may apply to or govern the transactions covered by this opinion, except that we express no opinion as to any Massachusetts securities law.

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September 5, 2000
Page 3


     We understand that all the foregoing assumptions and limitations are acceptable to you.

     Based upon and subject to the foregoing, please be advised that it is our opinion that:

     1. The Trust is duly organized and existing under the Trust's Declaration of Trust and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a "Massachusetts business trust."

     2. The Shares, when issued and sold in accordance with the Trust's Declaration and By-Laws and for the consideration described in the Agreement and Plan of Reorganization, will be legally issued, fully paid and non-assessable, except that shareholders of the Acquiring Fund may under certain circumstances be held personally liable for its obligations.

     We hereby consent to your reliance on this opinion in connection with your opinion to the Trust with respect to the Shares and to the filing of this opinion as an exhibit to the Registration Statement.



                                        Very truly yours,

                                        /s/ Bingham Dana LLP

                                        BINGHAM DANA LLP